NEWS FROM

TRANS-INDUSTRIES

Trans-Industries, Inc. o 2637 S. Adams Road o Rochester Hills, MI 48309


--------------------------------------------------------------------------------


FOR FURTHER INFORMATION:
    AT TRANS-INDUSTRIES:
    Kai Kosanke
    Chief Financial Officer
    (248) 852-1990


FOR IMMEDIATE RELEASE
MONDAY, AUGUST 11, 2003




                         TRANS-INDUSTRIES, INC. REPORTS
                    SECOND-QUARTER AND SIX-MONTH 2003 RESULTS


ROCHESTER HILLS, MICHIGAN - AUGUST 11, 2003 - TRANS-INDUSTRIES, INC. (NASDAQ:
TRNI), a manufacturer of lighting products for busses, particle extraction systems, electronic information systems and software, and related components for the mass transit and highway markets, today announced results for the second quarter and six months ended June 30, 2003.

Sales for the quarter were $8.5 million compared with $8.3 million for the year-ago period. Included in last year's results were approximately $400,000 of sales from a U.K. subsidiary, which was sold in the first quarter of 2003. For the six-month period ended June 30, 2003, sales were $17.2 million compared with $17.1 million last year, with $1.1 million of these 2002 sales attributable to the operation that was sold. Adjusting for these relinquished sales, a volume increase of approximately 8% was realized for the second-quarter and six-month periods ending June 30, 2003.

Incoming orders rose significantly above 2002 levels for lighting, environmental and information products. In total, increases of more than 53% for the quarter and 76% for the first six months were realized compared with the same periods last year. Related to this was an increase in the Company's backlog, which rose to $17.0 million at the end of June 2003, compared with $13.0 million at June 30, 2002.

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A poor performance in April by the information systems business, partially offset by pretax profits later in the second quarter, resulted in a loss of $137,000, or $0.04 per share, for the second quarter of 2003. For the comparable quarter of 2002, a profit of $43,000, or $0.01 per share, was recorded in part because in June 2002, Trans-Industries received a federal income tax refund, which was $396,000 higher than the estimated reserve established at December 31, 2001, due to a change in carry back provisions of the tax law. Accordingly, the excess refund was credited in the second quarter of 2002. Included in the loss of $137,000 were bank and consulting fees of more than $200,000. These fees were primarily the result of the Company not replacing its primary lender with other financing. Trans-Industries anticipates having a new lender in place early in the fourth quarter. For the six months ended June 30, 2003, the Company recorded a net loss of $610,000, or $0.19 per share. This compares with a net profit of $352,000, or $0.11 per share, for the same period in 2002.

To address its profitability, in July Trans-Industries initiated a significant restructuring program in the informational systems business. Costs associated with this restructuring, which include, but are not limited to, severance costs, legal fees, and advisor fees, have not yet been determined. However, they will be reported as a separate line item (restructuring charge) in the third quarter. Actions being implemented include personnel reductions, elimination of various contract employees, elimination of certain product lines, and the appointment of new management for the informational systems business. A further cost reduction is expected from the consolidation of the information systems business' two manufacturing facilities into one. Accordingly, the Company's Rochester Hills facility has been listed with a broker for sale.

During the second quarter of 2003, Mr. Harry E. Figgie Jr. resigned from Trans-Industries' board of directors due to health concerns. The Company is currently considering candidates to replace Mr. Figgie. The board would like to express its gratitude to Mr. Figgie for his long-standing contributions to the Company.

Trans-Industries continues to be in default on certain covenants of its bank debt. The Company has not received a waiver for these defaults and the lender has reserved its rights and remedies. The lender has been monitoring the Company's demand line of credit and its term and mortgage loans. Efforts are currently underway to refinance this debt. Trans-Industries has retained Relational Advisors, LLC, financial advisors, to assist with ongoing discussions with its lender, and in the refinancing efforts of this debt. As a result of these circumstances, the Company has reflected all of its existing lender debt as current at the end of the second quarter even though the lender has not accelerated term debt maturity or demanded payment.

About the Company

The Company is a leading provider of lighting systems and related components to the mass transit market as well as a supplier of information hardware and software solutions on Intelligent Transportation Systems (ITS) and mass transit projects. ITS utilizes integrated networks of electronic sensors, signs and software to monitor road conditions, communicate information to drivers and help transportation authorities better manage traffic flow across their existing infrastructures.

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Forward-Looking Statements

Except for statements of historical fact, this news release contains certain forward-looking statements about the Company. Such statements are subject to significant risks and uncertainties including changes in economic and market conditions, management of growth, and other risks noted in the Company's SEC filings which may cause actual results to differ materially.


                VISIT TRANS-INDUSTRIES AT www.transindustries.com

                          FINANCIAL TABLES FOLLOW.....
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                             TRANS-INDUSTRIES, INC.
                      QUARTERLY EARNINGS REPORT (UNAUDITED)
                                  JUNE 30, 2003

                                                           SECOND QUARTER ENDING                  SIX MONTHS ENDING
                                                                  JUNE 30                              JUNE 30
                                                        ----------------------------        ------------------------------
                                                           2003              2002               2003              2002
                                                           ----              ----               ----              ----
Sales                                                   $ 8,542,959      $ 8,256,438        $ 17,192,759      $ 17,055,119
Cost of Sales                                             5,862,470        6,050,842          11,921,401        11,860,388
                                                        -----------      -----------        ------------      ------------
   Gross Profit                                           2,680,489        2,205,596           5,271,358         5,194,731

Selling, Gen. & Admin. Exp.                               2,657,598        2,498,760           5,295,986         4,788,983
Interest                                                    161,720          218,928             331,769           432,510
Restructuring Costs *                                             0                0             272,859                 0
Other                                                        (1,999)         (14,045)             (2,008)          (13,130)
                                                        -----------      -----------        ------------      ------------
   Total Expenses                                         2,817,319        2,703,643           5,898,606         5,208,363

Earnings/(Loss)  Before Income Taxes                       (136,830)        (498,047)           (627,248)          (13,632)

Income Taxes                                                      0         (541,000)            (17,000)         (366,000)
                                                        -----------      -----------        ------------      ------------
   Net Income/ (Loss)                                   $  (136,830)     $    42,953        $   (610,248)     $    352,368
                                                        ===========      ===========        ============      ============

Earnings/(Loss)  Per Share:
     Basic                                              $     (0.04)     $      0.01        $      (0.19)     $       0.11
                                                        ===========      ===========        ============      ============

* Restructuring charges incurred for consolidating the U.K. operations and disposing of redundant fixed assets.

Weighted Average Number of
   Shares Outstanding                                     3,139,700         3,139,700          3,139,700         3,139,700



********************************************************************************

                     CONSOLIDATED BALANCE SHEET (UNAUDITED)

                                                                           SECOND QUARTER ENDING
                                                                                 JUNE 30
                                                                     -------------------------------
ASSETS:                                                                  2003               2002
-------                                                                  ----               ----
Total Current Assets                                                 $ 21,190,924       $ 20,351,563
Net Fixed Assets                                                        3,966,894          4,463,173
Other Assets                                                              282,523            237,718
                                                                     ------------       ------------
   Total Assets                                                      $ 25,440,341       $ 25,052,454
                                                                    =============       ============

LIABILITIES AND SHAREHOLDERS' EQUITY:

Total Current Liabilities                                            $ 16,367,399       $ 10,529,227
Deferred Income Taxes                                                     458,000            193,000
Long Term Debt                                                            322,816          3,825,517
Shareholders' Equity                                                    8,292,126         10,504,710
                                                                     ------------       ------------

   Total Liabilities and Shareholders' Equity                        $ 25,440,341       $ 25,052,454
                                                                     ============       ============
